Exhibit 4.1

FIFTH AMENDMENT

TO THE

2019 EQUITY INCENTIVE PLAN

This Fifth Amendment (the “Fifth Amendment”) to the 2019 Equity Incentive Plan, as amended (the “Plan”), as adopted by the unanimous approval of the members of the Board of Directors (the “Board”) of Riot Platforms, Inc. (the “Corporation”) upon the recommendation of the Compensation and Human Resources Committee of the Board (the “Committee”), amends the Plan as set forth herein, effective as of the date ratified and approved by the stockholders of the Corporation set forth at the end of this document (the “Effective Date”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Plan.

WHEREAS, the Plan, as adopted by the Committee and the Board, and as ratified and approved by the stockholders effective October 23, 2019, was adopted as the equity compensation plan of the Corporation to promote the success of the Corporation and to increase stockholder value by providing an additional means through the grant of Awards to attract, motivate, retain and reward selected employees and other eligible persons; and

WHEREAS, the First Amendment to the Plan (the “First Amendment”) was adopted by the Corporation and became effective as ratified and approved by the stockholders on November 12, 2020, to increase the number of shares of Common Stock available for issuance under the Plan (the “Share Reserve”) by 3,500,000 additional shares of Common Stock; and

WHEREAS, the Second Amendment to the Plan (the “Second Amendment”) was adopted by the Corporation and became effective as ratified and approved by the stockholders on October 19, 2021, to increase the Share Reserve by 4,400,000 additional shares of Common Stock; and

WHEREAS, the Third Amendment to the Plan (the “Third Amendment”) was adopted by the Corporation and became effective as ratified and approved by the stockholders on July 27, 2022, to increase the Share Reserve by 10,000,000 additional shares of Common Stock; and

WHEREAS, the Fourth Amendment to the Plan (the “Fourth Amendment”) was adopted by the Corporation and became effective as ratified and approved by the stockholders on June 27, 2023, to increase the Share Reserve by 4,000,000 additional shares of Common Stock; and

WHEREAS, the Committee, both in its capacity as Plan Administrator and in furtherance of its responsibility to oversee the compensation and equity incentive practices, plans, and procedures of the Corporation, has been tasked with the oversight and administration of the Plan; and

WHEREAS, the Committee having considered the Corporation’s issuance of the Awards since the stockholders adopted the Plan, as amended, the Corporation’s expected needs for equity compensation and the shares of Common Stock available for issuance in the Share Reserve, has determined to adopt this Fifth Amendment to the Plan to increase the number of shares of Common Stock available for issuance under the Plan by 13,000,000 additional shares of Common Stock; and

NOW, THEREFORE, as approved by the Board upon the recommendation of the Committee as of October 11, 2023 and as approved by the stockholders of the Corporation as of the date listed below, this Fifth Amendment to the Plan is hereby adopted and approved in all respects. Accordingly, pursuant to this Fifth Amendment, the Plan is hereby amended as follows:

1. As of the Effective Date, Section 4.2 of the Plan is hereby amended by deleting it in its entirety and is replaced with the following:

“4.2 Share Limit. The maximum number of shares of Common Stock that may be delivered pursuant to Awards granted to Eligible Persons under this Plan may not exceed 38,500,000 (the “Share Limit”). Such shares of Common Stock may be authorized and unissued shares or, to the extent permitted by applicable law, issued shares of Common Stock that have been reacquired by the Corporation. Such shares of Common Stock may be used for any type of Award

Exhibit 4.1

under the Plan, and any or all of the shares of Common Stock up to the Share Limit may be allocated to Incentive Stock Options. Solely for the purpose of determining the number of shares of Common Stock available for Awards under this Section 4.2, the number of shares of Common Stock available for issuance under the Plan shall be reduced by one (1.00) share of Common Stock for every one (1.00) share of Common Stock granted in respect of an Award; provided, however, that in the case of an Award that provides for a range of potential payouts of shares of Common Stock, the number of shares of Common Stock available for issuance under the Plan shall be reduced by the maximum number of shares of Common Stock that may be paid under such an Award. The foregoing Share Limit is subject to adjustment as contemplated by Section 4.3, Section 7.1, and Section 8.10.”

2. Except as specifically set forth in this Fifth Amendment, no provision of the Plan is changed, and the Plan is hereby ratified in its entirety and shall remain in full force and effect.

As adopted by the Board of Directors of Riot Platforms, Inc. on October 11, 2023.

As adopted by the Stockholders of Riot Platforms, Inc. on December 14, 2023